Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q1 2025 FINANCIAL RESULTS

Declares Dividend of $0.15 per share for Q1 2025
Represents Genco’s 23rd Consecutive Quarterly Dividend

Announces a $50 Million Share Repurchase Program Building on Long-Standing Dividend Strategy

New York, New York, May 7, 2025 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months ended March 31, 2025.

First Quarter 2025 and Year-to-Date Highlights

•	Dividend
o	Declared a $0.15 per share dividend for Q1 2025
o	23rd consecutive quarterly dividend
■	Cumulative dividends of $6.765 per share or approximately 50% of our share price[1]
o	Q1 2025 dividend is payable on or about May 30, 2025 to all shareholders of record as of May 22, 2025
•	New share repurchase program
o	Board of Directors approved a $50 million share repurchase program
•	Q1 2025 financial performance
o	Net loss of $11.9 million, or basic and diluted net loss per share of $0.28
o	EBITDA: $7.9 million[2]
o	Voyage revenues: $71.3 million
■	Net revenue[2]: $41.6 million
■	Average daily fleet-wide TCE[2]: $11,884 per day

•	Estimated Q2 2025 TCE to date
o	$14,042 for 68% of our owned fleet available days[2]

John C. Wobensmith, Chief Executive Officer, commented, “Coming off a year of earnings growth and strong execution of our comprehensive value strategy, we have entered 2025 by declaring our 23rd consecutive dividend despite a seasonally softer first quarter. Including the Q1 dividend, total dividends to shareholders will amount to $6.765 per share, or approximately 50% of our current stock price, highlighting our track record and commitment to dividends through market cycles.”

Mr. Wobensmith continued, “We are pleased to build upon our long-standing dividend policy by establishing a new share repurchase program. We believe that significant equity market volatility has resulted in a disconnect between our share valuation and the underlying fundamentals of our business. We have long held the view that when this extreme dynamic materializes it is the appropriate time to put in place a share repurchase program. This is a capital allocation tool that we have extensively evaluated throughout the cycle, and view this as a compelling and opportunistic way to capture shareholder value, particularly if we continue to experience downward volatility.  Importantly, the share repurchase program is incremental to our quarterly dividend policy, which we intend to maintain as our primary method of returning cash to shareholders.

Mr. Wobensmith concluded, “Beginning in March 2025, and continuing into the second quarter thus far, drybulk freight rates have improved, which is reflected in our Q2 TCE to date which is 18% higher than Q1 levels. With our low financial leverage and cash flow breakeven rate, as well as significant access to capital, we are in a strong position to successfully operate in the current volatile geopolitical environment. Going forward, we remain focused on dividends, deleveraging and capitalizing on accretive growth opportunities, while supplementing these core tenets with an opportunistic share repurchase plan to create long-term shareholder value.”

1 Genco share price as of May 6, 2025.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q2 2025 TCE, this estimate is based on both period and current spot fixtures, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Share Repurchase Program

Our Board of Directors approved a $50 million share repurchase program. Pursuant to the authorized program, the Company may repurchase up to $50 million worth of its shares. Genco’s potential repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions or in block trades, depending on market conditions and in accordance with applicable rules and regulations. This program may be suspended or discontinued at any time and does not obligate the Company to acquire any amount of common stock. The Board will review the share repurchase program periodically and may authorize adjustment of its terms and size.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically renewing and growing our asset base

Key characteristics of our strategy include:
•	Net loan-to-value of 6%[3]
•	Strong liquidity position of $354.1 million at March 31, 2025, which consists of:
o	$30.6 million of cash on the balance sheet
o	$323.5 million of revolver availability

•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of March 31, 2025 divided by estimates of the market value of our fleet as of May 6, 2025 from VesselsValue.com. The actual market value of our vessels may vary.

Financial Deleveraging

•	Debt outstanding: $90.0 million as of March 31, 2025
•
We plan to continue to voluntarily pay down debt with a goal of zero net debt in order to enhance our ability to pay meaningful dividends and take advantage of strategic opportunities throughout drybulk market cycles

Dividend Policy

Genco declared a cash dividend of $0.15 per share for the first quarter of 2025. Our dividend formula, including a voluntary quarterly reserve of $19.50 million, would not have produced a dividend for the first quarter. However, management recommended and our Board of Directors approved the reduction of the Q1 voluntary reserve from $19.50 million to $1.1 million. The Q1 2025 dividend is payable on or about May 30, 2025 to all shareholders of record as of May 22, 2025. Our share repurchase program announced above is intended to supplement dividends as a method of returning capital to shareholders.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q1 2025 dividend and estimated amounts for the calculation of the dividend for Q2 2025:

Dividend calculation	Q1 2025 actual	Q2 2025 estimates
Net revenue	$41.64	Fixtures + market
Operating expenses	(33.92)	(33.44)
Operating cash flow	$7.71	Sum of the above
Less: voluntary quarterly reserve	(1.14)	(19.50)
Cash flow distributable as dividends	$6.58	Sum of the above
Dividend per share	$0.15
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses for Q2 2025 are estimates and subject to change.

The voluntary quarterly reserve for the second quarter of 2025 under the Company’s dividend formula is expected to be $19.50 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market while continuing to invest in our fleet. Subject to the development of freight rates for the remainder of the second quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “Given our significant access to capital with $324 million in undrawn revolver availability, we are in a strong position to further invest in our fleet to capture accretive growth opportunities, while providing meaningful shareholder returns in what remains a highly volatile freight rate environment. We believe in this type of market, Genco’s capital structure serves as a key differentiator offering a solid risk-reward dynamic given our fleet’s high operating leverage combined with our low financial leverage. Over the course of this drybulk market cycle, we have prioritized strengthening the balance sheet through voluntary debt repayments, modernizing our fleet and returning cash to shareholders through quarterly dividends, which have proven to be prudent strategies. Going forward, we remain committed to these three pillars while adding an additional capital allocation tool in the new share repurchase program, as we continuously evaluate various uses of capital to drive shareholder value.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Based on current fixtures to date, our estimated TCE to date for the second quarter of 2025 on a load-to-discharge basis is presented below. Actual rates for the second quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the second quarter of 2025. At the same time, expenses for uncontracted days will be recognized as incurred.

Estimated net TCE - Q2 2025 to Date

Vessel Type	Fleet-wide	% Fixed
Capesize	$18,678	69%
Ultra/Supra	$11,449	68%
Total	$14,042	68%

Our index-linked and period time charters are listed below:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Endeavour	Capesize	181,057	2015	$30,565	12-15 months	Oct-25
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-26
Genco Resolute	Capesize	181,060	2015	120% of BCI + scrubber	11-14 months	Apr-26
Genco Defender	Capesize	180,021	2016	120% of BCI + scrubber	11-14 months	Apr-26

Financial Review: 2025 First Quarter

The Company recorded a net loss for the first quarter of 2025 of $11.9 million, or $0.28 basic and diluted net loss per share. Comparatively, for the three months ended March 31, 2024, the Company recorded net income of $18.8 million, or $0.44 and $0.43 basic and diluted earnings per share, respectively. Adjusted net income is $21.4 million, or $0.50 and $0.49 basic and diluted earnings per share, respectively, excluding other operating expense of $1.8 million, a loss on sale of vessels of $1.0 million and unrealized fuel gains of $0.2 million.

Revenue / TCE
The Company’s revenues decreased to $71.3 million for the three months ended March 31, 2025, as compared to $117.4 million recorded for the three months ended March 31, 2024, primarily due to lower rates earned by our major and minor bulk vessels as well as the operation of a smaller fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $11,884 per day for the three months ended March 31, 2025 as compared to $19,219 per day for the three months ended March 31, 2024.

Voyage expenses
Voyage expenses decreased to $27.4 million for the three months ended March 31, 2025 from $37.2 million during the prior year period. The decrease was primarily due to lower voyage expenses, including lower bunker consumption, for our major bulk vessels and our Ultramax vessels, part of our minor bulk fleet, as these vessels were fixed on fewer spot voyages.

Vessel operating expenses
Vessel operating expenses decreased to $24.9 million for the three months ended March 31, 2025 from $25.9 million for the three months ended March 31, 2024. Daily vessel operating expenses, or DVOE, amounted to $6,592 per vessel per day for the first quarter of 2025 compared to $6,275 per vessel per day for the first quarter of 2024. The increase in DVOE was primarily due to higher crew costs and higher repair and maintenance and insurance costs. Based on current estimates, our DVOE budget for Q2 2025 is $6,375 per vessel per day on a fleet-wide basis.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation.

General and administrative expenses
General and administrative expenses decreased to $7.5 million for the first quarter of 2025 compared to $7.7 million for the first quarter of 2024.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $17.7 million for the three months ended March 31, 2025 from $17.2 million for the three months ended March 31, 2024.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2025 and 2024 was $2.9 million and $32.3 million, respectively. This decrease in cash provided by operating activities was primarily due to lower rates earned by our major and minor bulk vessels, as well as changes in working capital.  Additionally, there was an increase in drydocking costs incurred during the three months ended March 31, 2025 as compared to the three months ended March 31, 2024.

Net cash (used in) provided by investing activities for the three months ended March 31, 2025 and 2024 was ($2.9) million and $17.5 million, respectively. This fluctuation was primarily a result of $18.5 million of proceeds from the sale of the Genco Commodus during the three months ended March 31, 2024.

Net cash used in financing activities during the three months ended March 31, 2025 and 2024 was $13.4 million and $47.9 million, respectively.  The decrease is primarily due to a $30.0 million decrease in debt repayments made during the three months ended March 31, 2025 as compared to the three months ended March 31, 2024.  There was also a $4.5 million decrease in the payment of dividends during the three months ended March 31, 2025 as compared to the three months ended March 31, 2024.

Capital Expenditures

Genco’s fleet consists of 42 vessels with an average age of 12.4 years and an aggregate capacity of approximately 4,446,000 dwt as follows:

•	16 Capesizes
•	15 Ultramaxes
•	11 Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2025 to be:

Estimated costs ($ in millions)	Q2 2025	Q3 2025	Q4 2025
Drydock Costs (1)	$21.94	$6.15	$3.10
Estimated BWTS Costs (2)	$0.81	$-	$-
Fuel Efficiency Upgrade Costs (3)	$4.19	$0.68	$0.14
Total Costs	$26.93	$6.83	$3.24
Estimated Offhire Days (4)	356	90	55

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q2 2025 consists of 240 days for seven Capesizes, 30 days for one Ultramax and 86 days for two Supramaxes.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$71,269	$117,435
Total revenues	71,269	117,435

Operating expenses:
Voyage expenses	27,354	37,200
Vessel operating expenses	24,916	25,932
Charter hire expenses	2,285	3,510
General and administrative expenses (inclusive of nonvested stock amortization expense of $1,496 and $1,382, respectively)	7,494	7,664
Technical management expenses	1,325	1,031
Depreciation and amortization	17,665	17,223
Net loss on sale of vessels	-	978
Other operating expense	-	1,804
Total operating expenses	81,039	95,342

Operating (loss) income	(9,770)	22,093

Other (expense) income:
Other (expense) income	(13)	66
Interest income	370	824
Interest expense	(2,549)	(4,040)
Other expense, net	(2,192)	(3,150)

Net (loss) income	$(11,962)	$18,943

Less: Net (loss) income attributable to noncontrolling interest	(39)	145

Net (loss) income attributable to Genco Shipping & Trading Limited	$(11,923)	$18,798

Net (loss) earnings per share - basic	$(0.28)	$0.44

Net (loss) earnings per share - diluted	$(0.28)	$0.43

Weighted average common shares outstanding - basic	43,201,941	42,918,248

Weighted average common shares outstanding - diluted	43,201,941	43,606,580

	March 31, 2025	December 31, 2024
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$30,243	$43,690
Restricted cash	315	315
Due from charterers, net	18,211	21,376
Prepaid expenses and other current assets	9,432	10,375
Inventories	23,337	22,234
Total current assets	81,538	97,990

Noncurrent assets:
Vessels, net of accumulated depreciation of $334,881 and $322,807, respectively	907,212	915,022
Deferred drydock, net	36,526	30,048
Fixed assets, net	7,230	7,184
Operating lease right-of-use assets	6,024	6,358
Total noncurrent assets	956,992	958,612

Total assets	$1,038,530	$1,056,602

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$39,343	$34,492
Deferred revenue	5,345	4,665
Current operating lease liabilities	907	1,503
Total current liabilities	45,595	40,660

Noncurrent liabilities
Long-term operating lease liabilities	5,616	5,539
Long-term debt, net of deferred financing costs of $7,332 and $7,825, respectively	82,668	82,175
Total noncurrent liabilities	88,284	87,714

Total liabilities	133,879	128,374

Commitments and contingencies

Equity:
Common stock	429	427
Additional paid-in capital	1,479,415	1,491,032
Accumulated deficit	(576,639)	(564,716)

Total Genco Shipping & Trading Limited shareholders' equity	903,205	926,743
Noncontrolling interest	1,446	1,485
Total equity	904,651	928,228

Total liabilities and equity	$1,038,530	$1,056,602

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net (loss) income	$(11,962)	$18,943
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,665	17,223
Amortization of deferred financing costs	493	499
Right-of-use asset amortization	334	368
Amortization of nonvested stock compensation expense	1,496	1,382
Net loss on sale of vessels	-	978
Amortization of premium on derivatives	-	45
Insurance proceeds for protection and indemnity claims	5	117
Insurance proceeds for loss of hire claims	6	-
Change in assets and liabilities:
Decrease (increase) in due from charterers	3,165	(4,073)
Decrease in prepaid expenses and other current assets	317	651
Increase in inventories	(1,103)	(3,889)
Increase in accounts payable and accrued expenses	3,736	5,831
Increase (decrease) in deferred revenue	680	(3,067)
Decrease in operating lease liabilities	(519)	(563)
Deferred drydock costs incurred	(11,411)	(2,194)
Net cash provided by operating activities	2,902	32,251

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(2,845)	(930)
Purchase of other fixed assets	(652)	(240)
Net proceeds from sale of vessels	-	18,505
Insurance proceeds for hull and machinery claims	581	159
Net cash (used in) provided by investing activities	(2,916)	17,494

Cash flows from financing activities
Repayments on the $500 Million Revolver	-	(30,000)
Cash dividends paid	(13,433)	(17,885)
Payment of deferred financing costs	-	(38)
Net cash used in financing activities	(13,433)	(47,923)

Net (decrease) increase in cash, cash equivalents and restricted cash	(13,447)	1,822

Cash, cash equivalents and restricted cash at beginning of period	44,005	46,857
Cash, cash equivalents and restricted cash at end of period	$30,558	$48,679

Three Months Ended March 31, 2025
Net Loss Reconciliation	(unaudited)
Net loss attributable to Genco Shipping & Trading Limited	$(11,923)
+ Unrealized gain on fuel hedges	(6)
Adjusted net loss	$(11,929)

Adjusted net loss per share - basic	$(0.28)
Adjusted net loss per share - diluted	$(0.28)

Weighted average common shares outstanding - basic	43,201,941
Weighted average common shares outstanding - diluted	43,201,941

Weighted average common shares outstanding - basic as per financial statements	43,201,941
Dilutive effect of stock options	-
Dilutive effect of performance based restricted stock units	-
Dilutive effect of restricted stock units	-
Weighted average common shares outstanding - diluted as adjusted	43,201,941

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net (loss) income attributable to Genco Shipping & Trading Limited	$(11,923)	$18,798
+ Net interest expense	2,179	3,216
+ Depreciation and amortization	17,665	17,223
EBITDA(1)	$7,921	$39,237

+ Net loss on sale of vessels	-	978
+ Other operating expense	-	1,804
+ Unrealized gain on fuel hedges	(6)	(160)
Adjusted EBITDA	$7,915	$41,859

	Three Months Ended
	March 31, 2025	March 31, 2024
FLEET DATA:	(unaudited)
Total number of vessels at end of period	42	45
Average number of vessels (2)	42.0	45.4
Total ownership days for fleet (3)	3,780	4,132
Total chartered-in days (4)	273	196
Total available days for fleet (5)	3,777	4,189
Total available days for owned fleet (6)	3,504	3,993
Total operating days for fleet (7)	3,732	4,115
Fleet utilization (8)	98.0%	96.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$11,884	$19,219
Daily vessel operating expenses per vessel (10)	6,592	6,275

	Three Months Ended
	March 31, 2025	March 31, 2024
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,440.0	1,675.4
Panamax	-	-
Ultramax	1,350.0	1,365.0
Supramax	990.0	1,092.0
Total	3,780.0	4,132.4

Chartered-in days
Capesize	-	-
Panamax	-	25.9
Ultramax	130.7	87.6
Supramax	142.7	82.3
Total	273.4	195.8

Available days (owned & chartered-in fleet)
Capesize	1,338.5	1,618.5
Panamax	-	25.9
Ultramax	1,442.9	1,410.2
Supramax	995.7	1,134.3
Total	3,777.1	4,188.9

Available days (owned fleet)
Capesize	1,338.5	1,618.5
Panamax	-	-
Ultramax	1,312.2	1,322.6
Supramax	853.0	1,052.0
Total	3,503.7	3,993.1

Operating days
Capesize	1,307.1	1,572.8
Panamax	-	25.9
Ultramax	1,432.4	1,393.1
Supramax	992.4	1,122.7
Total	3,731.9	4,114.5

Fleet utilization
Capesize	96.3%	93.9%
Panamax	-	100.0%
Ultramax	99.1%	98.1%
Supramax	98.7%	97.3%
Fleet average	98.0%	96.2%

Average Daily Results:
Time Charter Equivalent
Capesize	$13,059	$25,601
Panamax	-	-
Ultramax	12,039	14,572
Supramax	9,804	15,339
Fleet average	11,884	19,219

Daily vessel operating expenses
Capesize	$7,132	$6,700
Panamax	-	-
Ultramax	6,046	5,915
Supramax	6,550	6,074
Fleet average	6,592	6,275

1)
EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2025 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$71,269	$117,435
Voyage expenses (in thousands)	27,354	37,200
Charter hire expenses (in thousands)	2,285	3,510
Realized gain on fuel hedges (in thousands)	8	18
	41,638	76,743

Total available days for owned fleet	3,504	3,993
Total TCE rate	$11,884	$19,219

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. Genco’s fleet consists of 42 vessels with an average age of 12.4 years and an aggregate capacity of approximately 4,446,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 8, 2025 at 8:30 a.m. Eastern Time to discuss its 2025 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://events.q4inc.com/attendee/102367677, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m. Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, and attacks on vessels in the Red Sea; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures;

(xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2024 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; (xxiii) trade conflicts and the imposition of port fees, tariffs and other import restrictions; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550